UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________
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Surgery Partners, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2016

DATE:         May 3, 2016
TIME:         9:00 a.m. CDT
PLACE:     Corporate Headquarters (principal executive office)
40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee 37215

ITEMS OF BUSINESS:

1.	To elect the Class I director nominee for a term of three years

2.	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for fiscal 2016; and

3.	To transact any other business that may properly come before the meeting.
RECORD DATE:     Holders of shares of our common stock of record at the close of business on March 14, 2016 are entitled to vote at the annual meeting.
ANNUAL REPORT:     The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2015 (the
“2015 Annual Report”), which is not part of the proxy soliciting materials, is enclosed.
PROXY VOTING:    It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

Whether or not you plan to attend the meeting, your vote is important. After reviewing the proxy materials, please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, (615) 234-5900.
The Board of Directors recommends a vote FOR the election of the director nominee, and a vote FOR ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.
Each outstanding share of the Company’s common stock (the “common stock”) (NASDAQ: SGRY) entitles the holder of record at the close of business on March 14, 2016 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.
At the annual meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the annual meeting and vote your shares in person even if you vote by returning your proxy card. Your proxy may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s General Counsel and Secretary in Nashville, TN, or attending the annual meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Surgery Partners, Inc.

By Order of the Board of Directors,
Michael T. Doyle
Chief Executive Officer
Nashville, Tennessee
March 29, 2016

SURGERY PARTNERS, INC.
40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee 37215

PROXY STATEMENT

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why is the Company soliciting my proxy?
The Board of Directors (the “Board”) of Surgery Partners, Inc. (“Surgery Partners,” the “Company,” “we” or “us”) is soliciting your proxy to vote at the 2016 annual meeting of stockholders to be held at our corporate headquarters, located at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee, 37215, on Tuesday, May 3, 2016, at 9:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting, which we refer to as the annual meeting. This Proxy Statement summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.
Why am I receiving these materials?
Our Board is providing these proxy materials to you through delivery of printed versions by mail in connection with our 2016 annual meeting of stockholders, which are scheduled to be sent to stockholders beginning March 29, 2016. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
These proxy materials include:

•	our Proxy Statement for the annual meeting;

•	our Proxy Card; and

•	our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, including our audited consolidated financial statements.
What information is contained in these materials?
The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of certain of our executive officers and our directors and certain other required information.
What proposals will be voted on at the annual meeting?
There are two proposals scheduled to be voted on at the annual meeting:

•	the election of the Class I director nominee for a 3-year term (Proposal 1); and

•	the ratification of the Audit Committee’s appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for fiscal 2016 (Proposal 2).
What is the Board’s voting recommendation?
The Board recommends that you vote your shares “FOR” the Class I nominee to the Board, and “FOR” the ratification of the Audit Committee’s appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.

Unless instructed to the contrary, shares represented by the proxies at the annual meeting will be voted “FOR” the election of the nominee to the Board and “FOR” Proposal 2.
What shares owned by me can be voted?
All shares owned by you as of the close of business on March 14, 2016 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, Surgery Partners, Inc. had 48,156,990 shares of common stock issued and outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Surgery Partners, Inc. hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services (a subsidiary of Computershare Trust Company, N.A.), you are considered the stockholder of record with respect to those shares, and the proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Michael T. Doyle, the Company’s Chief Executive Officer, and Christopher Laitala, the Company’s Chairman of the Board, or to vote in person at the annual meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the annual meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank or other nominee) giving you the right to vote the shares.
How can I vote my shares in person at the annual meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of ownership of the Company’s common stock on the record date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the annual meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.
How can I vote my shares without attending the annual meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the annual meeting by proxy. You can vote by proxy by mail via a proxy card, by marking your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 2, 2016 in order to be counted for the annual meeting.
Please follow the instructions provided on the proxy card or voting instruction card. We urge you to review the proxy materials carefully before you vote.
Can I revoke my proxy or change my vote?
You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. CDT on May 2, 2016. You may also enter a new vote by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
How are votes counted?
In the election of the director nominee (Proposal 1), your vote may be cast “FOR” the nominee, or you may “WITHHOLD” from voting. Shares voting “WITHHOLD” have no effect on the election of directors.
For Proposal 2, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” on this proposal, it has the same effect as a vote “AGAINST” the proposal.
If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes.”
Abstentions and Broker Non-Votes
Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “FOR” a director nominee. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast in the election of directors.
If your shares are held in “street name” and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum.
Proposal 1 (election of Class I director nominee) is not considered a routine matter, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on this proposal, broker non-votes will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for Proposal 1. However, broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the annual meeting.
What is the voting requirement to approve each of the proposals?
Proposal 1, Election of Director Nominee: Under our plurality voting standard, the nominee for director who receives the most votes will be elected. Therefore, if you do not vote for the nominee, or you “withhold” your vote for the nominee, your vote will not count either “for” or “against” the nominee.  Abstentions and broker non-votes will have no effect on the outcome of voting for directors.
Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm: Under our majority voting standard, the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for fiscal 2016 requires the affirmative vote of the votes properly case on the proposal and present, in person or by proxy, at the annual meeting. Abstentions will have the same effect as a vote against Proposal 2. Brokers, banks and other nominees have discretionary voting power with respect to this proposal.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are registered differently or are in more than one account. For each proxy you receive, please submit your vote for each control number you have been assigned. Please provide voting instructions for all proxy and voting instruction cards you receive.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
What happens if additional proposals are presented at the annual meeting?

Other than the two proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael T. Doyle, our Chief Executive Officer, and Christopher Laitala, our Chairman of the Board, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, the Company’s nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board.
What is the quorum requirement for the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is a majority of the voting power of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the particular matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.
Who will count the vote?
A representative of Computershare Investor Services will act as the inspector of election and the tabulator of the votes for bank, broker and other stockholder of record proxies.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Surgery Partners, Inc. or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board.
Additionally, we will forward to management any written comments you provide on a proxy card or through other means.
Who will bear the cost of soliciting proxies for the annual meeting?
Surgery Partners, Inc. will pay the entire cost of soliciting proxies for the annual meeting, including the distribution of proxy materials. We have retained Computershare Investor Services to assist us with the distribution of the proxies and will pay their expenses. We will also reimburse brokers or nominees for the expenses that they incur for forwarding the proxies and any other proxy materials to their customers.
May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
You may submit proposals, including director nominations, for consideration at future annual stockholder meetings.
Stockholder Proposals: In order for a proposal by a stockholder of the Company to be eligible to be included in the Company’s proxy statement for the 2017 annual meeting of stockholders pursuant to the proposal process mandated by SEC rules, the proposal must be received by the Company on or before November 29, 2016 and must comply with the informational and other requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the General Counsel and Secretary of Surgery Partners, Inc. at our principal executive office. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2017 annual meeting of stockholders no earlier than January 3, 2017, and no later than February 2, 2017.
If, however, the date of our 2016 annual meeting of stockholders is more than 30 days before or after the anniversary date of the annual meeting, we must receive notice on or before ten days after the day on which the date of our 2016 annual meeting of stockholders is first disclosed in a public announcement.You may contact our General Counsel and Secretary at our principal execute office for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
How do I obtain a separate set of proxy materials if I share an address with other stockholders?
To reduce expenses, in some cases, we are delivering one set of the proxy materials to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. A separate proxy card will be included with the proxy materials for each stockholder. If you have only received one set of the proxy materials, you may request separate copies at no additional cost to you by calling us at (615) 234-5900 or by writing to us at Surgery Partners, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attn: General Counsel and Secretary.
You may also request separate paper proxy materials for future annual meetings by following the instructions for requesting such materials in the materials, or by contacting us by calling or writing.
If I share an address with other stockholders of Surgery Partners, Inc., how can we get only one set of voting materials for future meetings?
You may request that we send you and the other stockholders who share an address with you only one set of proxy materials by calling us at (615) 234-5900 or by writing to us at Surgery Partners, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attn: General Counsel and Secretary.
EXPLANATORY NOTE
We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of March 14, 2016, by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•each of our named executive officers;
•each of our directors; and
•all executive officers and directors as a group.
Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
The percentage of shares beneficially owned is computed on the basis of 48,156,990 shares of our common stock outstanding as of March 14, 2016. Shares of our common stock that a person has the right to acquire within 60 days of March 14, 2016 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Surgery Partners, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Beneficial owners of 5% or more of our common stock:
H.I.G. Surgery Centers, LLC(1)	26,455,651	54.9%
Vaughan Nelson Investment Management, L.P.(2)	2,415,010	5.0%
Directors and Named Executive Officers:
Michael T. Doyle(3)	3,055,424	6.3%
Teresa F. Sparks	145,851	*
John Crysel	89,755	*
Dennis Dean	89,755	*
Jennifer Baldock	56,097	*
Christopher Laitala(4)	—	—
Adam Feinstein	—	*
Matthew I. Lozow(4)	—	—
Brent Turner	—	*
All executive officers and directors as a group (9 persons)	3,436,882	7.1%
* Represents beneficial ownership of less than 1% of the shares of common stock.
(1) H.I.G. Surgery Centers, LLC, an affiliate of H.I.G. Capital, LLC (“H.I.G.”), holds 26,455,651 shares. The principal business address of H.I.G. Surgery Centers, LLC is c/o H.I.G. Capital, LLC, 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.
(2) The information relating to the Vaughan Nelson Investment Management, L.P. is based solely on a Schedule 13G filed with the SEC on February 10, 2016, reporting beneficial ownership at December 31, 2015. Vaughan Nelson Investment Management, L.P., an affiliate of Vaughan Nelson Investment Management, Inc., holds 2,415,010 shares. The principal business address of Vaughan Nelson Investment Management, L.P. is 600 Travis Street, Suite 6300, Houston, Texas 77002.

(3) A portion of Mr. Doyle’s shares of common stock of Surgery Partners, Inc. is held in trust for the benefit of his immediate family.
(4) Christopher Laitala and Matthew I. Lozow, who are directors on our board, are affiliated with H.I.G. Capital, LLC. Neither has voting or investment power over and disclaims beneficial ownership of H.I.G. Capital, LLC. The address of both is c/o H.I.G. Capital, LLC, 600 Fifth Avenue, New York, New York 10020.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2015, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and Bylaws, the Board is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Adam Feinstein is a Class I director whose term expires at the Company's 2016 annual meeting of stockholders. Mr. Feinstein has been nominated for and has agreed to stand for re-election to the Board to serve as a Class I director of the Company for three years and until his successor is duly elected and qualified or until his death, resignation or removal, whichever is earliest to occur.
The nominee for director with the highest number of affirmative votes will be elected as a Class I director. Unless you otherwise instruct, proxies will be voted for election of the nominee who is listed above as director nominee. The Company has no reason to believe that any nominee will be unable to serve, but in the event that the nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

The Board unanimously recommends that you vote for this nominee for Class I director and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

Director Standing for Election
Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.
Adam Feinstein has served as Director of Surgery Partners, Inc. since August 2015. Mr. Feinstein co-founded Vesey Street Capital Partners, L.L.C., a healthcare services private equity fund, in 2014 and has been a Managing Partner since that time. From 2012 to 2014, Mr. Feinstein served as the Senior Vice President of Corporate Development, Strategic Planning and Office of the CEO at LabCorp and prior to that served as a Managing Director in Equity Research at Barclays Capital. He is a board member at ScribeAmerica, the nation’s leading provider of medical scribes, and Imedex, a leading provider of accredited medical education. Mr. Feinstein is a CFA charterholder and has a B.S. in Business from the Smith School at the University of Maryland at College Park. He also completed the Nashville Healthcare Council Fellows program.

Directors Continuing in Office
Class II Directors. The following directors have terms ending in 2017:
Christopher Laitala has served as Director of Surgery Center Holdings, Inc. since 2009, Director of Surgery Partners, Inc. since April 2015 and Chairman since August 2015. Mr. Laitala joined H.I.G. Capital in 2002 and is now a Managing Director in the New York office, where he has led investments in a number of industries including healthcare. Mr. Laitala has served on the board of directors of several H.I.G. companies. Prior to joining H.I.G., Mr. Laitala worked with private equity firms including J.H. Whitney & Co. and Great Point Partners, LLC. Mr. Laitala holds an A.B. in Government from Harvard University and an M.B.A. from Harvard Business School.
Michael T. Doyle has served as the Chief Executive Officer and Director of Surgery Center Holdings, Inc. since 2009, Chief Executive Officer of Surgery Partners, Inc. since April 2015 and Director of Surgery Partners, Inc. since August 2015. He has been with the Company since 2004, previously as President and Chief Operating Officer. Prior to that, Mr. Doyle worked at HealthSouth, Corporation, a large healthcare organization, for nine years where he held a variety of leadership positions and left as Senior Vice President of Operations. Mr. Doyle holds a B.S. in Physiotherapy from Dalhousie University in Halifax, Nova Scotia and an M.B.A. from Troy State University.
Class III Directors. The following directors have terms ending in 2018:
Matthew I. Lozow has served as Director of Surgery Center Holdings, Inc. since 2014 and as Director of Surgery Partners, Inc. since April 2015. Mr. Lozow joined H.I.G. Capital in 2009 and is now a Managing Director in the New York office. Prior to joining H.I.G., Mr. Lozow worked with private equity firms including Audax Private Equity and began his career as a consultant with Bain & Company. Mr. Lozow holds a B.S. in Engineering from M.I.T. and an M.B.A. from The Wharton School of the University of Pennsylvania.

Brent Turner has served as Director of Surgery Partners, Inc. since December 2015. Mr. Turner is currently the President of Acadia Healthcare Company Inc (NASDAQ: ACHC), and has served as the President since joining Acadia in 2011. Prior to joining Acadia, Mr. Turner served as the Executive Vice President of Finance and Administration of Psychiatric Solutions, Inc. Mr. Turner serves on the Board of Directors of LHC Group, Inc. (NASDAQ: LHCG) and the National Association of Psychiatric Health Systems (NAPHS). Mr. Turner holds a B.A. in Economics from Vanderbilt University and an M.B.A. from the Vanderbilt Owen Graduate School of Management.

CORPORATE GOVERNANCE
Our Board currently consists of five directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The division of the three classes and their respective election dates are as follows:
•the Class I director’s term will expire at the annual meeting of stockholders to be held in 2016 .
•the Class II director’s term will expire at the annual meeting of stockholders to be held in 2017.
•the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2018.
 Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Our amended and restated certificate of incorporation provides that the size of the Board shall be fixed from time to time by a majority vote of the Board, with a maximum of 15 members, provided that, prior to the date H.I.G. (through one or more of its affiliates) ceases to beneficially own 50% or more of our common stock, the size of the Board will be determined by the affirmative vote of holders of a majority of our common stock. Directors will (except for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors.
The following table sets forth the name, age (as of March 14, 2016) and position of individuals who currently serve as the directors of Surgery Partners, Inc.

Name	Age	Position
Christopher Laitala	43	Class III Director, Chairman
Michael T. Doyle	43	Class III Director, Chief Executive Officer
Adam Feinstein	44	Class I Director
Matthew I. Lozow	38	Class II Director
Brent Turner	51	Class II Director
Director Independence
The listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) generally require that listed companies have a majority of independent directors, that compensation committees of listed companies be comprised entirely of independent directors and that nominating committees of listed companies be comprised entirely of independent directors. We are “controlled company” under NASDAQ corporate governance standards as an affiliate of H.I.G. owns more than 50% of the total outstanding voting power of our common stock. As a “controlled company,” we may elect to not comply with certain governance requirements, including the requirements to (i) have a majority of independent directors, (ii) maintain a compensation committee composed entirely of independent directors and (iii) maintain a corporate governance and nominating committee composed of independent directors or have the responsibilities that would otherwise be undertaken by a corporate governance and nominating committee undertaken solely by the independent directors of the board of directors. We currently avail ourselves of each of the aforementioned exemptions. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of NASDAQ corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. When we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in NASDAQ rules.
The Board has reviewed the independence of our directors based on the corporate governance standards of NASDAQ. Based on this review, the Board determined that each of Christopher Laitala, Adam Feinstein, Matthew I. Lozow and Brent Turner is independent within the meaning of the corporate governance standards of NASDAQ. In making this determination, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable NASDAQ rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and NASDAQ rules with respect to our Audit Committee within the applicable time frame. See “Committees of the Board -- Audit Committee.”

Board Leadership Structure
Prior to the date on which affiliates of H.I.G. cease to beneficially own at least a majority of our then outstanding common stock, the size of our Board, and vacancies on our Board, will each be determined by the affirmative vote of at least a majority of our then outstanding common stock. Following such date, the size of our Board will be determined by the affirmative vote a majority of our Board and vacancies will be filled by the affirmative vote of our Board, provided that, any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by affirmative vote of a majority of our then outstanding common stock. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.
Our Bylaws provide maximum flexibility to the Board in choosing a Chairman of the Board and a Chief Executive Officer. The Bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our stockholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. Christopher Laitala, an independent director, was elected by our pre-initial public offering stockholder to serve as the Chairman of the Board.
Selection of New Directors
The Board is responsible for selecting its own members for election by the stockholders with direct input from the Chief Executive Officer. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stakeholders. It is also the policy of the Board that the composition of the Board at all times adhere to the standards of independence promulgated by the NASDAQ and as further clarified above under “Director Independence.” The Board believes that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. In addition, it believes that there are certain attributes that every director should possess, as reflected in its membership criteria. Accordingly, the Board considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company’s current and future needs. Among other things, the Board has determined that it is important to have directors with the following skills and experiences: leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others; knowledge of the Company’s industry, particularly physician and patient relations, which is relevant to understanding the Company’s business and strategy; operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan; risk management experience, which is relevant to oversight of the risks facing the Company’s business; financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure, financial statements and reporting requirements; and strategic planning experience, which is relevant to the Board’s review of the Company’s strategies and monitoring their implementation and results.
The Board also requires that each director be able to dedicate sufficient time to ensure the diligent performance of his or her duties on the Company’s behalf, including attending all Board and applicable committee meetings. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Board shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Board Meeting Attendance
Under our Corporate Governance Guidelines, directors are expected to use their reasonable best efforts to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as annual meetings of stockholders. During 2015, there was one meeting of our Board, and the committees of the Board met a total of two times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board for the period during which the director served on the Board or such committee in 2015.

Board's Role in Risk Oversight
Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board, primarily through its Audit Committee, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.
Committees of the Board
We have an Audit Committee and a Compensation Committee with the composition and responsibilities described below. Each committee operates under a charter that is approved by our Board. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. Our Board has determined that Christopher Laitala, Adam Feinstein, Matthew I. Lozow and Brent Turner are independent directors under NASDAQ rules and Exchange Act rules.
Because we avail ourselves of exceptions applicable to “controlled companies” under NASDAQ listing rules, the responsibilities that would otherwise be undertaken by a nominating committee or solely by a majority of independent directors of the board of directors will be undertaken by the full board of directors, or, at its discretion, by a special committee established under the direction of the full board of directors. The controlled company exception does not modify the independence requirements for the audit committee and we intend to comply with the audit committee requirements of the Sarbanes-Oxley Act and the rules of NASDAQ. These rules require that our Audit Committee be composed of at least three members, a majority of whom will be independent within 90 days following the effective date of the registration statement we filed in connection with our initial public offering and exclusively of independent directors within one year following the effective date of such registration statement.
Audit Committee
The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee’s primary duties and responsibilities are to:

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Appoint or replace, compensate and oversee the outside auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The outside auditors will report directly to the Audit Committee.

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Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions which are approved by the Audit Committee prior to the completion of the audit.

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Review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements.

•	Review and approve all related party transactions.

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Discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

The Audit Committee consists of Christopher Laitala, Adam Feinstein and Brent Turner. Messr. Feinstein is both an independent director and an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K, and serves as chair of the audit committee. In addition, Messr. Turner is also an independent director within the meaning of Item 407 of Regulation S-K. Messr. Laitala is an “affiliated person” under Rule 10A-3 of the Exchange Act and therefore does not meet the independence criteria for audit committee membership pursuant to NASDAQ rules. We are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ rules and relevant Exchange Act rules as follows: (i) one independent member at the time of listing, (ii) a majority of independent members within 90 days of listing and (iii) all independent members within one year of listing. We expect that, within one year of our listing on NASDAQ, Messr. Laitala will have resigned from our Audit Committee and an independent director for audit committee purposes (as determined under NASDAQ rules and Exchange Act rules) will have been added to the Audit Committee. A copy of the Audit Committee charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on the “Investors-Corporate Governance” page of our website at www.surgerypartners.com.
Compensation Committee
The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. Our Board has adopted a written charter under which the Compensation Committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on the “Investors-Corporate Governance” page of our website at www.surgerypartners.com. The Compensation Committee annually reviews and assesses the adequacy of its charter.
The Compensation Committee’s primary duties and responsibilities are to:

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Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”) and the officers of the Company who report directly to the CEO and all officers who are “insiders” subject to Section 16 of the Exchange Act (collectively, the “Senior Officers”), evaluate the performance of the CEO and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve, or recommend to the Board for approval, the compensation levels for the CEO and other Senior Officers based on this evaluation, with the deliberations and voting on the CEO’s compensation to be conducted without the CEO present;

•	Make recommendations to the Board about the compensation of the directors;

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Review and administer the Company’s equity-based compensation plans, management incentive compensation plans and deferred compensation plans and make recommendations to the Board about amendments to such plans and the adoption of any new compensation plans;

•	Recommend to the Board any ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assess these guidelines and recommend revisions as appropriate;

•	Review and establish the Company’s overall management compensation and benefits philosophy and policies;

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Produce a Compensation Committee report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with Securities and Exchange Commission proxy and disclosure rules;

•	Review and approve all Senior Officer employment contracts and other compensatory, severance and change-in-control arrangements for current and former Senior Officers;

•	Establish and review periodically policies and procedures with respect to perquisites;

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Review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and assess the adequacy of the committee's charter and submit any changes to the Board for approval on an annual basis;

•	Maintain minutes of the committee's meetings and report its actions and any recommendations to the Board on a periodic basis; and

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Annually perform, or participate in, an evaluation of the performance of the committee against the requirements of this Compensation Committee charter, the results of which shall be presented to the Board.

As long as we are a controlled company, we are not required by NASDAQ rules to maintain a compensation committee comprised of independent directors. Notwithstanding that, the Compensation Committee consists of Christopher Laitala, Matthew I. Lozow and Adam Feinstein, who are all independent.
Our Chief Executive Officer has participated in discussions related to compensation of certain of our executive officers, but has not participated in any discussions regarding his own compensation. We have also retained a compensation consultant since our IPO to review the compensation of executive officers at peer group companies and assist in benchmarking appropriate compensation of our executive officers on a forward-looking basis, but was not involved in determining compensation amounts for 2015.

Compensation Committee Interlocks and Insider Participation
All compensation and related matters are reviewed by our Compensation Committee. Our Compensation Committee consists of Christopher Laitala, Matthew I. Lozow and Adam Feinstein. None of the members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Contacting the Board of Directors
Stockholders wishing to communicate with our Board may do so by writing to the Board or to the non-employee members of the Board as a group, at:
Surgery Partners, Inc.
40 Burton Hills Boulevard, Suite 500
Nashville, TN 37215
Attention: General Counsel and Secretary
The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the General Counsel and Secretary that it is a communication for the Board. Upon receiving such a communication, the General Counsel and Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The General Counsel and Secretary will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

EXECUTIVE OFFICERS

Name	Age	Position
Michael T. Doyle	43	Chief Executive Officer, Director
Teresa F. Sparks	47	Executive Vice President, Chief Financial Officer
Jennifer B. Baldock	45	Senior Vice President, General Counsel and Secretary
John Crysel	62	Group President of Surgery Partners' National Group
Dennis Dean	43	Senior Vice President, Corporate Controller
Executive Officer Biographies
Michael T. Doyle has served as the Chief Executive Officer and Director of Surgery Center Holdings, Inc. since 2009, Chief Executive Officer of Surgery Partners, Inc. since April 2015 and Director of Surgery Partners, Inc. since August 2015. He has been with the Company since 2004, previously as President and Chief Operating Officer. Prior to joining our Company, Mr. Doyle worked at HealthSouth, Corporation, a large healthcare organization, for nine years where he held a variety of leadership positions and left as Senior Vice President of Operations. Mr. Doyle holds a B.S. in Physiotherapy from Dalhousie University in Halifax, Nova Scotia and an M.B.A. from Troy State University.
Teresa F. Sparks has served as Executive Vice President and Chief Financial Officer of Surgery Center Holdings, Inc. since our acquisition of Symbion in November 2014, and as Executive Vice President and Chief Financial Officer of Surgery Partners, Inc. since April 2015. Ms. Sparks previously served as Senior Vice President and Chief Financial Officer of Symbion Holdings Corporation and Symbion, Inc. from August 2007 to November 2014 and as Corporate Controller from Symbion’s inception in 1996 through August 2007 and was named Vice President in December 2002. Prior to joining Symbion, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization. Prior to joining HealthWise of America, Inc., Ms. Sparks was a senior healthcare auditor for Deloitte & Touche LLP. Ms. Sparks is a Certified Public Accountant (inactive) and holds a BS in Accounting and Business Administration from Trevecca Nazarene University.
Jennifer B. Baldock has served as Senior Vice President, Secretary and General Counsel of Surgery Center Holdings, Inc. since our acquisition of Symbion in November 2014 and as Vice President, Secretary and General Counsel of Surgery Partners, Inc. since April 2015. Ms. Baldock previously served as General Counsel and Chief Compliance Officer of Symbion Holdings Corporation and Symbion, Inc. Prior to joining Symbion in 2010, she served as Assistant General Counsel for both Ambulatory Services of America and Renal Care Group. Prior to that, Ms. Baldock practiced law with Waller Lansden Dortch and Davis in Nashville, Tennessee, concentrating in corporate law with an emphasis on healthcare mergers and acquisitions. She is also a Certified Public Accountant (inactive). Ms. Baldock holds a Bachelor of Arts in Economics and Accounting from Lipscomb University and a Juris Doctor from the University of Alabama.
John Crysel has served as Group President of Surgery Partner’s National Group since our acquisition of Symbion in November 2014. Mr. Crysel previously served as National Group President of Symbion. Prior to joining Symbion in 2011, he served in a variety of hospital management positions with Hospital Corporation of America and HealthTrust in addition to pursuing various healthcare investment interests. Mr. Crysel holds a B.S. in Business Administration from the University of Alabama and an MSHA from the University of Alabama at Birmingham.
Dennis Dean has served as Vice President and Corporate Controller of Surgery Center Holdings, Inc. since our acquisition of Symbion in November 2014 and as Senior Vice President and Corporate Controller of Surgery Partners, Inc. since April 2015. Mr. Dean previously served as Vice President and Corporate Controller of Symbion Holdings Corporation and Symbion, Inc. from January 2008 to November 2014. Prior to joining Symbion, he co-founded Resource Partners, LLC, a healthcare-focused financial consulting firm, and began his career at Deloitte & Touche LLP. He is also a Certified Public Accountant. Mr. Dean holds a B.S. in Accounting and an MAcc from Western Kentucky University.

EXECUTIVE COMPENSATION
Overview
This section describes the compensation awarded to, earned by, or paid to our Chief Executive Officer, Michael Doyle, and our two most highly compensated executive officers (other than Mr. Doyle) during 2015, our Executive Vice President and Chief Financial Officer, Teresa Sparks, and our Group President of Surgery Partners’ National Group, John Crysel, who are collectively referred to herein as our “named executive officers.” In 2014, prior to the Symbion acquisition, Ms. Sparks and Mr. Crysel were employed by and received compensation and benefits from Symbion, and decisions regarding the compensation of Ms. Sparks and Mr. Crysel were made by Symbion’s board of directors. Following the Symbion acquisition, our board of directors was responsible for making decisions regarding the compensation of Ms. Sparks and Mr. Crysel. Prior to our IPO, the board of managers of Surgery Center Holdings, LLC was responsible for making decisions regarding the compensation of our named executive officers. Following our IPO, our Compensation Committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers, and administering our equity compensation plans and awards.
On September 30, 2015, Surgery Partners, Inc. became the direct parent and sole member of Surgery Center Holdings, LLC (the "Reorganization"). In connection with the Reorganization, all of the equity interests held by the equity owners of Surgery Center Holdings, LLC immediately prior to the IPO were contributed to Surgery Partners, Inc. in exchange for 33,871,990 shares of common stock of Surgery Partners, Inc. and certain rights to additional payments under a tax receivable agreement. All units and amounts herein reflect the Reorganization that occurred in September 2015.
This section contains certain statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of our expectation or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers during 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Doyle Chief Executive Officer	2015	442,308	—	—	350,000	33,310	825,618
	2014	350,000	—	—	250,000	3,840,799	4,440,799
Teresa Sparks Executive Vice President and Chief Financial Officer	2015	335,000	100,000	—	167,500	8,672	611,172
	2014	267,348	—	940,109	167,500	282,793	1,657,750
John Crysel Group President of Surgery Partners' National Group	2015	325,000	—	—	162,500	8,445	495,945
	2014	265,682	—	578,528	133,291	263,598	1,241,099
(1) Amount reflects a bonus payment approved by the Board and paid to Ms. Sparks in connection with her work during the IPO process.
(2) Amount reflects the full grant date fair value of Class B Units in Surgery Center Holdings, LLC, computed in accordance with ASC Topic 718, and granted in 2014; the Class B Units held by Ms. Sparks were converted into 145,850 shares of common stock of Surgery Partners, Inc. and the Class B Units held by Mr. Crysel were converted into 89,754 shares of common stock of Surgery Partners, Inc., each in connection with the IPO. The assumptions used in the valuation of share awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3) Amounts reflect annual bonuses earned by each of our named executive officers pursuant to his or her employment agreement, as described below.

(4) Amounts shown in the “All Other Compensation” column for 2015 and 2014 include the items set forth in the table below, as applicable to each named executive officer for 2015 and 2014:

Name	Year	Company 401(k) match contributions ($)(a)	Company contributions under the SERP ($)(b)	Equity award related payments ($)	Company reimbursements for business-related housing ($)	Other	Total ($)
Michael Doyle	2015	5,300	—	—	28,010(e)	—	33,310
	2014	5,200	—	3,807,411(c)	28,188(e)	—	3,840,799
Teresa Sparks	2015	1,072	6,700	—	—	900(f)	8,672
	2014	1,076	4,998	275,819(d)	—	900(f)	282,793
John Crysel	2015	1,045	6,500	—	—	900(f)	8,445
	2014	1,179	4,998	256,521(d)	—	900(f)	263,598
(a) Reflects our matching contributions to the Surgery Partners 401(k) Plan on behalf of Mr. Doyle, or to the Symbion, Inc. 401(k) Plan on behalf of Ms. Sparks and Mr. Crysel, both of which are broad-based tax-qualified defined contribution plans.
(b) Reflects our contributions to the Symbion, Inc. Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan, on behalf of Ms. Sparks and Mr. Crysel.
(c) Reflects the dollar amount of a cash distribution received by Mr. Doyle in respect of his vested Class B Units in connection with a recapitalization of the Company that occurred in January 2014. All Class B Units were converted to shares of our common stock in connection with the IPO (as described below).
(d) Reflects the dollar amounts received by Ms. Sparks and Mr. Crysel in connection with the cancellation of their Symbion stock options in connection with the Symbion acquisition.
(e) Reflects our reimbursements of business travel related housing costs for Mr. Doyle.
(f) Reflects cell phone reimbursement for the respective officers.
Narrative to Summary Compensation Table
2015 Base Salaries
Each of our named executive officers is paid a base salary reflecting his or her skill set, experience, role and responsibilities. The base salary of each of our named executive officers is set forth in his or her employment agreement (described below under “--Agreements with our named executive officers - Base salaries and performance bonus opportunities”) and is subject to annual review and adjustment by our board of directors.
Effective as of January 2015, Mr. Doyle's base salary was increased from $350,000 to $450,000, in connection with the amendment and restatement of his prior employment agreement.
2015 Cash Bonuses
In 2015, each of our named executive officers was eligible to earn a cash bonus based on the achievement of specified financial performance targets for the Company that are established by the Board annually as stated within the named executive officer’s employment agreement. Mr. Doyle was eligible to earn an annual bonus up to $350,000 and Ms. Sparks was eligible to earn a target annual bonus equal to 50% of her base salary, in each case under the Company's annual cash bonus program based on the achievement of specified EBITDA targets for the Company for 2015 as established by the Board. Mr. Crysel was eligible to earn a target annual bonus equal to 50% of his base salary under the Company's annual cash bonus program based equally on the achievement of specified EBITDA targets for 2015 and certain operational targets specific to the business unit Mr. Crysel was responsible for operating.
The actual amount earned by each named executive officer was determined by our Board based on the level of achievement of the applicable performance targets. The Company’s financial performance targets were achieved at 100%. As a result, each named executive officer earned a bonus at the target levels described above.
In addition, Ms. Sparks received a one-time cash bonus of $100,000 approved by the Board related to her work during the IPO process.

The actual amount of each of the bonuses paid to our named executive officers for 2015 is set forth above in the Summary Compensation Table in the columns entitled “Non-Equity Incentive Plan Compensation” and “Bonus.”
Agreements With Our Named Executive Officers
Each of our named executive officers entered into an amended and restated employment agreement with both us and either Surgery Centers, LLC (Mr. Doyle) or Symbion, Inc. (Ms. Sparks and Mr. Crysel) in connection with our IPO. The terms of the employment agreements, as so amended, are reflected below.
Base Salaries & Performance Bonus Opportunities
Pursuant to his amended and restated employment agreement, Mr. Doyle is entitled to an annual base salary of $450,000, which is subject to increase by the Board or the Compensation Committee of the Board. Mr. Doyle is also eligible to earn an annual cash bonus of up to $350,000, based upon achievement of performance goals determined by the Board or the Compensation Committee of the Board.
Pursuant to her amended and restated employment agreement, Ms. Sparks is entitled to an annual base salary of $335,000, which is subject to adjustment by the Board or the Compensation Committee of the Board. Ms. Sparks is also eligible to earn an annual cash bonus, with a target of 50% of her annual base salary, based upon the achievement of performance goals determined by the Board or the Compensation Committee of the Board.
Pursuant to his amended and restated employment agreement, Mr. Crysel is entitled to an annual base salary of $325,000, which is subject to adjustment by the Board or the Compensation Committee of the Board. Mr. Crysel is also eligible to earn an annual cash bonus, with a target of 50% of his annual base salary, based upon the achievement of performance goals determined by the Board or the Compensation Committee of the Board.
Restrictive Covenants
Pursuant to their respective employment agreements, our named executive officers are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our employees or other service providers during employment and for a specified period following termination of employment. Mr. Doyle is bound by a non-competition covenant for two years following termination of employment, or at the Company’s option and in exchange for a payment equal to two times his annual base salary for three years following termination of employment, and is bound by a non-solicitation covenant for three years following termination of employment. Ms. Sparks and Mr. Crysel are bound by a non-competition covenant for one year following termination of employment, and by a non-solicitation covenant for two years following termination of employment.
Severance
Each employment agreement provides for severance upon a termination of employment by us without cause or by the named executive officer for good reason, in each case conditioned on the named executive officer’s timely and effective execution of a release of claims acceptable to Surgery Partners, Inc. and either Surgery Centers, LLC (Mr. Doyle) or Symbion, Inc. (Ms. Sparks and Mr. Crysel), as applicable, and other customary terms and conditions. Mr. Doyle is entitled to severance consisting of continued base salary and fully-reimbursed health care premium payments including a tax gross-up for a period of 12 months following termination, and a pro rata bonus for the year of termination. Ms. Sparks and Mr. Crysel are each entitled to severance consisting of 12 months of continued base salary, an amount equal to their target bonus payable within two and a half months following the end of the fiscal year of termination, and continued health and welfare plan benefits at no cost to the executive during the severance period. Under Ms. Sparks and Mr. Crysel’s employment agreements, if a qualifying termination occurs within 12 months following a change in control, Ms. Sparks and Mr. Crysel are entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.
Equity-Based Compensation
Our named executive officers were not granted any Class B Units or equity awards in respect of shares of our common stock during 2015.
Prior to our IPO, each of our named executive officers was granted Class B Units under the Surgery Center Holdings, LLC Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). In connection with our IPO, all of the outstanding vested and unvested Class B Units in Surgery Center Holdings, LLC were converted into a number of vested and unvested shares of our common stock, respectively. All outstanding unvested Class B Units held by our named executive officers at the time of the IPO became immediately vested.

Employee Benefits and Perquisites
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. Ms. Sparks and Mr. Crysel participate in the health and welfare plans maintained for employees of Symbion, Inc. We do not maintain any supplemental health and welfare plans for our named executive officers.
In 2015, we reimbursed Mr. Doyle for housing costs necessary to support his traveling several days per week to work in our corporate offices in Chicago, Illinois and Nashville, Tennessee. The value of this benefit is included above in the “All Other Compensation” column of the Summary Compensation Table.
Our named executive officers were also entitled to cell phone reimbursement in 2015. The aggregate dollar value of these benefits is less than $1,000 per executive.
Retirement Plans
We maintain a 401(k) plan in which employees of the Company, including Mr. Doyle, who meet certain eligibility requirements are eligible to participate. We also continue to maintain the Symbion, Inc. 401(k) plan, in which employees of Symbion, Inc. who meet certain eligibility requirements, including Ms. Sparks and Mr. Crysel, are eligible to participate. Each of the 401(k) plans is a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company may, in its discretion, make a matching contribution.
We also maintain the Symbion, Inc. Supplemental Executive Retirement Plan (the “SERP”), a nonqualified deferred compensation plan, for certain former management of Symbion, Inc., including Ms. Sparks and Mr. Crysel. Under the SERP, participants may elect to defer up to 25% of annual base salary and up to 50% of bonus each year. Eligible employees who elect to defer are also entitled to an annual Company contribution under the SERP equal to 2% of base salary.
Outstanding Equity Awards at Fiscal Year-End
In connection with our IPO, all of the outstanding unvested Class B Units in Surgery Center Holdings, LLC held by our named executive officers became immediately vested, and were converted into shares of Surgery Partners, Inc. common stock. In addition, our named executive officers were not granted any Class B Units or equity awards in respect of shares of our common stock during 2015. As a result, none of our named executive officers held unvested shares of Surgery Partners, Inc. common stock as of December 31, 2015.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation earned by our directors during 2015. Directors who are affiliated with H.I.G. do not receive compensation for their service as directors. In addition, Michael T. Doyle, our Chief Executive Officer, receives no additional compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Doyle as an employee of during 2015 is reflected in the “Summary Compensation Table” on page 16.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Christopher Laitala(2)	—	—	—
Adam Feinstein	22,500(3)	17,981	40,481
Matthew I. Lozow(2)	—	—	—
Brent Turner(4)	—	23,006	23,006
(1) Amounts reflect the grant date fair value of the stock options, determined in accordance with FASB ASC Topic 718. The assumptions used in the valuation of share awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2) Messr. Laitala and Turner are affiliated with H.I.G. and do not receive compensation for their service on our Board.
(3) Messr.. Feinstein’s annual cash retainer is pro-rated for the portion of the year during which he served on our Board.
(4) Messr. Turner did not receive an annual cash retainer for 2015 as he became a member of our Board on December 30, 2015.

Each member of our board of directors who is not an employee and who is not affiliated with H.I.G. is eligible to receive an annual cash retainer payments of $75,000 and an annual grant of stock options. In addition, Mr. Feinstein receives an additional cash retainer payment of $15,000 for service as the Audit Committee Chairperson.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2015 about common stock that may be issued under all of the Company’s existing equity compensation plans and arrangements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Security Holders	—	—	—
Equity Compensation Plans Not Approved by Security Holders	8,488	$20.03	4,807,212
Total	8,488	$20.03	4,807,212
Surgery Partners, Inc. 2015 Omnibus Incentive Plan
Our Board adopted the Surgery Partners, Inc. 2015 Omnibus Incentive Plan (the “2015 Omnibus Plan”), and, following the completion of our IPO, all equity-based awards are granted under the 2015 Omnibus Plan. This summary of the 2015 Omnibus Plan is not a complete description of all provisions of the 2015 Omnibus Plan and is qualified in its entirety by reference to the 2015 Omnibus Plan, a form of which was filed as an exhibit to the Form S-8, dated October 6, 2015.
Administration
The 2015 Omnibus Plan is administered by our Compensation Committee, which has the authority to, among other things, interpret the 2015 Omnibus Plan and determine eligibility for, grant and determine the terms of awards under the 2015 Omnibus Plan. Our Compensation Committee’s determinations under the 2015 Omnibus Plan will be conclusive and binding.
Authorized Shares
Subject to adjustment, as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2015 Omnibus Plan is 4,815,700 shares. The shares of our common stock to be issued under the 2015 Omnibus Plan may be newly issued shares of our common stock or treasury stock acquired by us. Any shares of common stock underlying awards that are settled in cash, expire or become unexercisable without having been exercised or that are forfeited or repurchased by us due to failure to vest will again be available for issuance under the 2015 Omnibus Plan. In addition, the number of shares of our common stock delivered in satisfaction of awards will be determined net of shares of our common stock withheld by us in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding requirements with respect to an award.
Individual Limits
The maximum number of shares of our common stock subject to stock options, and the maximum number of shares of our common stock subject to stock appreciation rights (“SARs”), that may be granted to any participant in the 2015 Omnibus Plan in any calendar year is, in each case, 500,000 shares. The maximum number of shares of our common stock subject to other awards that may be granted to any participant in the 2015 Omnibus Plan in any calendar year is 400,000 shares. The maximum amount payable to any participant in the 2015 Omnibus Plan in any calendar year under a cash award is $5,000,000. Additional limits apply with respect to awards granted to directors who are not employees of our Company, such that the grant-date fair value of stock-denominated awards granted in any calendar year may not exceed $400,000, except that such limit for a non-employee chairman of our board of directors or lead director is $700,000.
Eligibility
Our key employees, directors, consultants and advisors are eligible to participate in the 2015 Omnibus Plan.
Types of Awards
The 2015 Omnibus Plan provides for awards of stock options, SARs, restricted stock, unrestricted stock, stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of our common stock. Cash awards and stock options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code may only be granted to participants who are our employees. The 2015 Omnibus Plan permits the grant of performance awards that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), to the extent applicable, as well as awards that are not intended to so qualify. During a transition period following the completion of this offering, the 2015 Omnibus Plan will also allow for the grant of performance awards that are exempt from Section 162(m) and its requirements pursuant to a special transition rule under Section 162(m).
Performance Criteria
Performance awards may be made based upon, and subject to the achievement of, performance objectives specified by our Compensation Committee. Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m), to the extent applicable, are limited to an objectively determinable measure or measures of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, facility, line of business, project or geographical basis or in combinations thereof, and subject to such adjustments, if any, as our Compensation Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer satisfaction; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.
Vesting
Our Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.
Termination of Employment or Service
Our Compensation Committee may determine the effect of a termination of employment or service on an award. Unless otherwise provided by our Compensation Committee, upon a termination of a participant’s employment or service, all unvested stock options and SARs then held by the participant will terminate and all other unvested awards will be forfeited and all vested stock options and SARs then held by the participant will remain outstanding for three months following such termination, or one year in the case of a termination due to death or permanent disability, or, in each case, until the applicable expiration date of the award, if earlier. All stock options and SARs held by a participant immediately prior to the participant’s termination of employment or service will immediately terminate if such termination is for cause, as defined in the 2015 Omnibus Plan, or occurs in circumstances that would have constituted grounds for the participant’s employment or service to be terminated for cause, in the determination of our Compensation Committee.
Transferability
Awards under the 2015 Omnibus Plan may not be transferred other than by the laws of descent and distribution, unless, for awards other than incentive stock options, otherwise provided by our Compensation Committee.
Corporate Transactions
In the event of certain corporate transactions (including a merger, consolidation or similar transaction, or the sale of substantially all of the assets, a change in ownership of the stock, or the dissolution or liquidation of the Company), our Compensation Committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as our Compensation Committee may otherwise determine, awards not assumed in connection with such a transaction will terminate automatically and, in the case of outstanding restricted stock, will be forfeited automatically upon the consummation of such transaction.

Adjustments
In the event of certain corporate transaction (including a stock dividend, stock split or combination of shares, including a reverse stock split, recapitalization or other change in our capital structure), our Compensation Committee will make appropriate adjustments to the maximum number of shares of our common stock that may be delivered under, and the individual and non-employee director share limits included in, the 2015 Omnibus Plan, and will also make appropriate adjustments to the number and kind of shares or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. Our Compensation Committee may also make the types of adjustments described above to take into account distributions and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2015 Omnibus Plan.
Recovery of Compensation
Our Compensation Committee may cancel, rescind, withhold or otherwise limit or restrict any award at any time under the 2015 Omnibus Plan if the participant is not in compliance with the provisions of the 2015 Omnibus Plan or any award thereunder or if the participant breaches any agreement with us with respect to non-competition, non-solicitation or confidentiality. Our Compensation Committee also may recover any award or payments or gain in respect of any award under the 2015 Omnibus Plan in accordance with any applicable Company clawback or recoupment policy, or as otherwise required by applicable law or applicable stock exchange listing standards.
Amendment; Termination
Our Compensation Committee may amend the 2015 Omnibus Plan or outstanding awards, or terminate the 2015 Omnibus Plan as to future grants of awards, except that our Compensation Committee will not be able to alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2015 Omnibus Plan or the right to alter the terms of an award was expressly reserved by our Compensation Committee at the time the award was granted). Amendments to the 2015 Omnibus Plan will be conditioned on stockholder approval to the extent such approval is required by law, including the Code and applicable stock exchange requirements.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee's selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young has served as our independent registered public accounting firm since 2014.
The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.
We expect that a representative of Ernst & Young will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The accounting firm of Ernst & Young served as Surgery Partner’s independent auditors for the years ended December 31, 2015 and 2014. In addition to rendering audit services during those two years, Ernst & Young performed various non-audit services for Surgery Partners.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting.
Audit and Other Fees for Past Two Fiscal Years
The following table sets forth the aggregate fees billed to Surgery Partners for services rendered by Ernst & Young for the 2015 and 2014 fiscal years:

	2015	2014
Audit Fees(1)	$2,345,400	$1,051,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	312,000	357,000
All Other Fees(4)	1,995	—
Total	$2,659,395	$1,408,000
(1)Audit Fees. Audit Fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and (ii) the review of the Company’s quarterly financial statements. Audit Fees for 2015 were also for services related to the Company’s initial public offering and consents related to the Company’s SEC filings.
(2)Audit-Related Fees. There were no audit-related services performed during 2015 and 2014.
(3)Tax Fees. Tax Fees for 2015 and 2014 were primarily related to professional services for tax compliance, advice and planning services.
(4)All Other Fees. All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. The only other fees during 2015 were related to accounting research services.
The Audit Committee pre-approved all services performed since the pre-approval policy was adopted on November 5, 2015.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is currently composed of three directors, two of whom satisfy the heightened independence requirements provided for in SEC rules. All members of the Audit Committee, who served at any time during 2015, are financially literate as that qualification has been interpreted by the Company’s Board in its business judgment, and at least one member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the SEC. The Audit Committee operates under a written charter, which became effective in October 2015.
The Audit Committee hereby submits the following report:

•	The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of, and for, the year ended December 31, 2015.

•
The Audit Committee has discussed with the independent registered public accountants, Ernst & Young, LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young, LLP required by applicable rules of the PCAOB regarding Ernst & Young, LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Audit Committee:
Adam Feinstein, Chairman
Christopher Laitala
Brent Turner

RELATED PERSON TRANSACTIONS
The following is a description of transactions, since January 1, 2015, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) one or more of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest. We refer to these as “related person transactions.”
Reorganization Agreement
In connection with our IPO, we entered into a reorganization agreement with Surgery Center Holdings, LLC, H.I.G. and the pre-IPO owners of Surgery Center Holdings, LLC. Under the reorganization agreement, all of the holders of Class A Units and Class B Units in Surgery Center Holdings, LLC contributed their units to Surgery Partners, Inc. in exchange for a certain number of shares of common stock of Surgery Partners, Inc. The portion of Class B Units that had not yet vested and that were not automatically vested in connection with the Reorganization were exchanged for restricted common stock that will be subject to continued vesting.
Tax Receivable Agreement
As part of the Reorganization, we entered into a tax receivable agreement (the “TRA”) under which generally we will be required to pay to the pre-IPO owners of Surgery Center Holdings, LLC 85% of the cash savings, if any, in U.S. federal, state or local tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes, including net operating losses, of Surgery Center Holdings, Inc. and its affiliates relating to taxable years ending on or before the date of the Reorganization (calculated by assuming the taxable year of the relevant entity closes on the date of the Reorganization) that are or become available to us and our wholly-owned subsidiaries as a result of the Reorganization, and (ii) tax benefits attributable to payments made under the TRA, together with interest accrued at a rate of LIBOR plus 300 basis points from the date the applicable tax return is due (without extension) until paid. Under this agreement, generally we will retain the benefit of the remaining 15% of the applicable tax savings. We expect the payments we will be required to make under the TRA will be substantial. To the extent that we are unable to make payments under the TRA, and such inability is a result of the terms of credit agreements and other debt documents that are materially more restrictive than those existing as of the date of the TRA, such payments will be deferred and will accrue interest at a rate of LIBOR plus 500 basis points until paid. If the terms of such credit agreements and other debt documents cause us to be unable to make payments under the TRA and such terms are not materially more restrictive than those existing as of the date of the TRA, such payments will be deferred and will accrue interest at a rate of LIBOR plus 300 basis points until paid.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain of the pre-IPO owners of Surgery Center Holdings, LLC. Pursuant to the registration rights agreement, beginning 180 days after the date of our prospectus, certain of our pre-IPO owners of Surgery Center Holdings, LLC, their affiliates and certain transferees, will have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of our common stock to be sold by them.
Further, H.I.G. and its affiliates will have the right, on up to five occasions, to demand that we register common stock to be sold by them. Such registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $10 million, or $25 million in the case of an underwritten offering. In certain circumstances, we may postpone or decline the filing of a registration statement in connection therewith. All other holders have the ability to exercise certain piggyback registration rights in respect of shares of common stock to be sold by them in connection with registered offerings requested by H.I.G., its affiliates or initiated by us.
Indemnification Agreements
We entered into indemnification agreements with each of our directors and executive officers subsequent to the IPO. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Management Services
Bayside Capital, Inc., an affiliate of H.I.G., provided certain management and other services to us in connection with the Management and Investment Advisory Services Agreement (the “Management Agreement”). In connection with such services, Bayside Capital, Inc. received an annual management fee of $3.0 million, paid in equal quarterly installments. In addition, Bayside Capital, Inc. was entitled to receive a transaction fee in connection with certain transactions not in the ordinary course of business, including an initial public offering. The Management Agreement also provided for certain expense reimbursement and indemnification provisions that survive the termination of such agreement.
For fiscal years 2015 and 2014, we incurred total costs of approximately $7.4 million and $20.1 million, respectively, under the Management Agreement. The costs in 2014 included $17.6 million in transaction fees in connection with our acquisition of Symbion. Upon the completion of our initial public offering (our "IPO"), the agreement with Bayside Capital, Inc. was terminated and Bayside Capital, Inc. was paid a transaction fee of $5.4 million pursuant to the terms of our Management Agreement. Two of our directors, Messrs. Laitala and Lozow, are employees of H.I.G.
Control Relationships
H.I.G. and its affiliates beneficially own approximately 55% of our outstanding common stock. As a result, H.I.G. could potentially have significant influence over all matters presented to our stockholders for approval, including the election and removal of our directors and change in control transactions. The interests of H.I.G. may not always coincide with the interests of the other holders of our common stock.
In addition, we are a “controlled company” under the corporate governance standards of NASDAQ and, therefore, we avail to take advantage of certain exemptions from listing requirements, as applicable. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of NASDAQ corporate governance requirements, as applicable, and the ability of our independent directors to influence our business policies and affairs may be reduced.
Related Person Transactions Policy
We have adopted a formal written policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to:

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	the terms of the transaction; and

•	the terms available to an unrelated third party or to employees generally.
The Audit Committee may also include such factors as: the related person’s relationship to us and interest in the transaction, and the material facts of the proposed transaction, including the proposed aggregate value of the transaction. The Audit Committee may approve only those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
We did not have a written policy regarding the review and approval of related person transactions prior to our IPO. Nevertheless, with respect to such transactions, it was our policy for our Board to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interest. We believe that we have executed all of the transactions set forth under the section entitled “Related Party Transactions” on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
CODE OF CONDUCT
We have a Code of Conduct which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the “Investors-Corporate Governance” page of our website at www.surgerypartners.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our Chief Executive Officer of Chief Financial Officer) at this location on our website. Our Code of Conduct is available free of charge upon request to our General Counsel and Secretary, Surgery Partners, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.
ANNUAL REPORT ON FORM 10-K
You may receive a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 without charge by sending a written request to Surgery Partners, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attn: General Counsel and Secretary.
INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SURGERY PARTNERS

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SURGERY PARTNERS

Proxy — Surgery Partners, Inc.

Notice of 2016 Annual Meeting of Stockholders

40 Burton Hills Boulevard, Suite 500, Nashville, TN 37215
Proxy Solicited by Board of Directors for Annual Meeting – May 3, 2016

Michael T. Doyle and Christopher Laitala, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Surgery Partners, Inc. to be held on May 3, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)